Exhibit 10.15
GENERAL BINDING COMPANY
RESTRICTED STOCK UNIT GRANT NOTICE
2004 LTIP AWARD
1.	THIS GRANT NOTICE made this 26th day of February, 2004, the (“Award Date”), by and between General Binding Corporation (“GBC” or the “Company”) and the employee named on Schedule A attached hereto (the “Participant”) is evidence of an Award under the 2001 Stock Incentive Plan for Employees, as amended and restated (formerly the 2001 Stock Option Plan for Employees) (the “Stock Plan”) which is incorporated into this Grant Notice by reference. A copy of the Plan has been provided to the Participant. Unless defined herein, capitalized terms have the meaning ascribed to them in the Stock Plan.

2.	Restricted Share Unit Award. The Company hereby awards to the Participant as of the Award Date the number of restricted stock units indicated on Schedule A (the “RSUs”). Subject to the achievement of certain business performance criteria as described in Schedule A to this Grant Notice and further subject to the continued employment of the Participant with the Company until February 26, 2007 (the “Vesting Date”), the RSUs will be distributed in accordance with the terms and conditions stated in Schedule A. While the restrictions are in effect, the RSUs are not transferable by the Participant by means of sale, assignment, exchange, pledge, or otherwise, except as provided herein.

3.	Restricted Stock Units. At such time as the RSUs vest (i.e., the restrictions lapse), if ever, the RSUs will be converted into shares of Stock (the “Shares”) on a one-for-one basis. RSUs awarded will be appropriately adjusted, if necessary, as provided for in Section 5.4 of the Stock Plan. Until the RSUs vest and the shares are issued to Participant, the Participant will not be entitled to any rights of a shareholder with respect to the RSUs.

4.	Dividend Equivalents. Subject to the restrictions, limitations, terms and conditions as described in the Stock Plan and this Grant Notice, Dividend Equivalents with respect to the RSUs will be accrued on behalf of the Participant at the time that dividends are otherwise paid to owners of Stock.

5.	Distribution of the Award. Subject to Section 6 of this Grant Notice and unless otherwise deferred pursuant to Section 7 of this Grant Notice, as soon as practicable following the Vesting Date, the RSUs will be converted into Shares and distributed to the Participant. Dividend Equivalents accrued thereon will be paid to the Participant in cash.

6.	Taxes. Under current U.S. tax law, a Participant receives no taxable income when RSUs are awarded or Dividend Equivalents are accrued. The Vesting Date is the date when a taxable event occurs, except to the extent the participant has elected to defer distribution of the Shares until a later date (“Deferred Delivery Date”). The market value of the Stock on the Vesting Date or the Deferred Delivery Date, as the case may be, and the amount of the Dividend Equivalents paid will determine the amount of taxable income. This amount is then subject to applicable federal, state and local tax-withholding requirements. Amounts necessary to settle the statutory minimum tax-withholding requirements will be withheld first from the amount of Dividend Equivalents then being paid and then by withholding otherwise distributable Shares having a Fair Market Value equal to any remaining minimum tax-withholding requirements. Such withholding of Shares shall not be required to the extent the Participant pays the amount of such tax-withholding to the Company in cash.
7.	Election to Defer Distribution. The Participant may elect to defer the distribution of some or all of the RSUs. Dividend Equivalents are not eligible for deferral. Such deferral election must be received in writing by the Company no later than December 15 prior to the Vesting Date, unless the Executive Compensation and Development Committee or another Committee designated to so act by the Board of Directors (the “Committee”) shall provide otherwise. The deferral election and the period of deferral shall be subject to such additional rules and procedures as the committee may from time to time prescribe.

8.	Retirement, Death or Total Disability. If the Participant’s Retirement, death or Disability occurs (the “Event”) before the Vesting Date, the restrictions will lapse with respect to (i) a pro-rata number of the Target RSUs relating to Performance Period(s) not completed prior to the date, using the number of months from the Award Date to the Vesting Date as the denominator and the number of whole and partial months of active service from the Award Date to the date of the Event, as the numerator of the proration fraction and, (ii) any RSUs that have been Earned in the manner described in Schedule A prior to the Event. The RSUs with respect to which the restrictions lapse and related Dividend Equivalents and interest will be released as soon as practicable, subject to Section 6 of this Grant Notice.

9.	Other Post-Employment Provisions. In the event of any termination of the Participant’s employment other than due to an Event or in connection with a Change in Control before the RSUs have vested, the RSUs and Dividend Equivalents of the Participant will be forfeited by such Participant, unless, based upon the circumstances surrounding such termination, the Committee, in its sole discretion, determines that such unvested RSUs and Dividend Equivalents shall be proportionately vested based upon the formula set forth in Section 8 above. In no event, however, shall any portion of unvested RSUs or Dividend Equivalents become vested if the termination of employment is a termination by the Company for Cause.

10.	Disposition of Business. In the event of the sale, closing or spin-off of a division, business unit or other segment of the Company, or any business transaction similar in nature thereto, all RSUs and Dividend Equivalents of Participants employed by that entity that have been Earned and any remaining Target RSU’s will vest and/or be forfeited in accordance with Section 11 below as if such event was a Change in Control with respect to the affected Participants.

11.	Change in Control. In the event that a Change in Control (as defined in Article 11 of the Stock Plan) occurs, the restrictions will lapse as of the date of the Change in Control (“Change in Control Date”) with respect to (a) all Dividend Equivalents, (b) any RSUs that have been Earned in the manner described in Schedule A, and (c) a number of RSUs

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equal to the number of Target RSUs relating to the Performance Period during which the Change in Control Date occurs multiplied by a fraction, the numerator of which is the greater of six (6) or the number of whole and partial months in such Performance Period which have elapsed as of the Change in Control Date and the denominator of which is 12. Any RSUs which remain unvested after application of this Section 11 will be forfeited by the Participant as of the Change in Control Date, unless otherwise determined by the Committee.

12.	Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Stock Plan. Inconsistencies between this Grant Notice and the Stock Plan shall be resolved in accordance with the terms of the Stock Plan. By acceptance of this Grant Notice, Participant agrees to be bound by all of the terms of this Grant Notice and the Stock Plan.

13.	Interpretation. Any dispute, disagreement or question which arises under, or as a result, of, or in any way relates to the interpretation, construction or applicability of the Sock Plan will be determined and resolved by the Committee.

14.	Employment Rights. Nothing in the Stock Plan or this Grant Notice will confer on the Participant any right to continue in the employ of the Company or in any way affect the Company’s right to terminate the Participant’s employment without prior notice at any time and for any reason.

GENERAL BINDING CORPORATION
By:
Dennis J. Martin
Chairman, President and Chief Executive Officer

TO:	Vice President, Human Resources
General Binding Corporation
I hereby agree to the terms and conditions of this Restricted Stock Unit Grant Notice. I also hereby acknowledge receipt of a copy of the General Binding Corporation 2001 Stock Incentive Plan for Employees, as amended and restated (formerly the General Binding Corporation 2001 Stock Option Plan for Employees) and, having read it, I hereby signify my understanding of, and my agreement with, its terms and conditions as of the date of this Award.

Participant

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GENERAL BINDING COMPANY
RESTRICTED STOCK UNIT GRANT
2003 LTIP AWARD
SCHEDULE A
Employee Name      -
Three Year Target Award      -
Maximum Three Year Award      -
Minimum Three Year Award      -
Performance Period      -

Year 1 -	January 1, 2004 — December 31, 2004
Year 2 -	January 1, 2005 — December 31, 2005
Year 3 -	January 1, 2006 — December 31, 2006
Performance Measures      -

Year 1 -	Attached as Schedule A-1
Year 2 -	To be determined by the Committee
Year 3 -	To be determined by the Committee
Earning Criteria
     One third of the Target Three Year Award will be subject to the Performance Measures for that annual Performance Period (the “Target RSUs” for such Performance Period). To the extent the Company meets the Performance Measures for that year, the award attributable to that year will be deemed “Earned”. For example, if you are given a Target Three Year Award of 3,000 RSUs, 1,000 of those would be the Target RSUs subject to Performance Measures in each year of the Performance Period. If the company achieves 100% of each Performance Measure in the applicable year, you would earn 100% of the Target RSUs for that year, or 1,000 RSUs. If the Company achieved 100% of two of the Performance measures and less than 50% of the third Measure, you would earn 66 2/3% of the Target RSUs for that year, or 667 RSUs. If the Company achieved 150% or more of two of the Performance Measures and 100% of the third Performance Measure, you would earn 133 1/3% of the Target RSUs, or 1,333 RSUs (see the attached matrix for additional information). Achievement levels between 50% — 150% will be ratably adjusted. Any Target RSUs not Earned as of the end of the applicable Performance Period will be forfeited and may not become “Earned” or vested thereafter.
     All RSUs that are Earned will vest on the Vesting Date subject to and in accordance with the Stock Plan and your Grant Notice. The determination of the level of performance achievement shall be made by the Committee.

SCHEDULE A-1
2004
Restricted Stock Units (RSU)
Financial Performance Measures

Percent	Corporate SVA	Corporate	New Product
Target	Results	Net Sales	Sales
Achievement	(000’s)	Increase	(000’s)
150%
100%
50%

Weighting	33 1/3%	33 1/3%	33 1/3%